Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated September 25, 2020, relating to the balance sheet of 5:01 Acquisition Corp. as of September 2, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 31, 2020 (inception) through September 2, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 25, 2020